Exhibit 99.1

[GRAPHIC APPEARS HERE]

For Immediate Release	Contact:	Melissa Andrews, ScanSource, Inc.
April 30, 2007		864.286.4425
		melissa.andrews@scansource.com

SCANSOURCE EXPANDS DISTRIBUTION CAPACITY IN NORTH AMERICA

GREENVILLE, SC – April 30, 2007 – ScanSource, Inc., (Nasdaq: SCSC), a leading international value-added distributor of specialty technology products, has entered into a ten-year lease agreement with Industrial Developments International Inc. (IDI) to relocate its North American distribution center, allowing for expanded warehousing capacity and enhanced storage and logistics resources. The new distribution center, located in Southaven, Mississippi, will accommodate close to 600,000 square feet with an optional additional 147,000 square feet of available expansion space. This new leasehold will replace the current 366,393 square feet used for North American distribution operations in Memphis, Tennessee.

The new location will be even closer to the Memphis airport and major freight carrier hubs and will have no effect on the exceptional Fed-Ex and UPS delivery times ScanSource resellers have come to rely on.

“As our business continues to grow, the need for additional warehouse space has become essential to our distribution and logistics operations,” said Mike Baur, president and CEO, ScanSource, Inc. “We have built our business on the ability to have our vendors’ products in stock and ready to ship and that will only be enhanced through this move.”

ScanSource plans to have its new distribution center in full operation by the first calendar quarter of 2008. The lease is subject to the approval of economic development incentives from the state of Mississippi.

About ScanSource, Inc.

ScanSource, Inc. {NASDAQ:SCSC} is a leading international distributor of specialty technology products. The Company markets specialty technologies through five sales units: ScanSource [automatic identification and data capture (AIDC) and point-of-sale (POS) products]; Catalyst Telecom (Avaya communications products); Paracon (communications products); T2 Supply (video conferencing and telephony products); and ScanSource Security Distribution (electronic security products).

ScanSource serves the North America marketplace and has an international segment, which sells AIDC and POS products, in Latin America and Europe. Founded in 1992, the company ranks #982 on the Fortune 1000. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansource.com.

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